Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
CIBUS CORP.

A STOCK CORPORATION

I, the undersigned, for the purpose of incorporating a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

ARTICLE I
NAME

Section 1.1. Name. The name of the corporation is Cibus Corp. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

Section 2.1. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

Section 4.1. Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is 302,500,000, each of which shall have par value $0.00001. The Corporation is authorized to issue 250,000,000 shares of Class A common stock, par value $0.00001 per share, and 2,500,000 shares of Class B common stock, par value $0.00001 per share. Together, the Class A common stock and Class B common stock are hereinafter referred to as “common stock.” The Corporation is authorized to issue 50,000,000 shares of preferred stock, par value $0.00001 per share.

Section 4.2. Common Stock.

(a) Voting Rights. Except as expressly provided in this Certificate of Incorporation or as required by law, the holders of shares of Class A common stock and the holders of shares of Class B common stock shall vote together, as a single class, on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Each holder of common stock is entitled to one vote per share on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation.

(b) Dividend Rights. Subject to applicable law and any preferential dividend rights of any outstanding preferred stock, each holder of common stock shall be entitled to ratably receive, when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) out of funds legally available for that purpose, such dividends as may be declared from time to time by the Board of Directors.

(c) Liquidation, Dissolution or Winding Up. Subject to applicable law and any preferential rights of holders of any outstanding preferred stock, in the event of any liquidation, dissolution, or other winding up of the Corporation, either voluntary or involuntary, the holders of common stock are entitled to ratably receive the assets remaining after payment of all debts and other liabilities of the Corporation, except that holders of Class B common stock shall not be entitled to receive any such distributions unless and until the amount that would have been distributable with respect to such Class B common stock (but which is not so distributed by reason of this limitation) equals the exercise price with respect to the warrants for which such shares of Class B common stock were issued (such exercise price, the “Unpaid Exercise Price”).

(d) Conversion Rights. The Class A common stock have no conversion rights. At any time on or prior to the seventh anniversary of the Corporation’s initial public offering of the Class A common stock on the Nasdaq Global Market (the “Exchange Period”) upon written notice to the Corporation (the “Conversion Notice”), any holder of shares of Class B common stock shall have the option of converting such shares of Class B common stock, or any portion thereof, into a number of shares of Class A common stock, equal to that number of shares of Class A common stock the aggregate Fair Market Value of which (as of the conversion date) equals the aggregate Net Share Value of such shares of Class B common stock.

For purposes of this Section 4.2(d), “Net Share Value” of a share of Class B common stock shall mean the Fair Market Value of Class A common stock as of the conversion date minus the Unpaid Exercise Price of such share of Class B common stock being converted. “Fair Market Value” of a share of Class A common stock shall mean, as of any particular date, the per share trailing 30-day average closing sale price for shares of Class A common stock as quoted on the stock exchange or market on which shares of Class A common stock are listed or, in the absence of such quotation or listing, as determined in good faith by the Board of Directors.

The Conversion Notice shall specify a conversion date not less than 3 business days nor more than 7 business days following the date of such Conversion Notice.

No fractional shares of Class A common stock shall be issued upon the conversion of any share or shares of Class B common stock, and the number of shares of Class A common stock to be issued shall be rounded down to the nearest whole share. The number of shares of Class A common stock issuable upon such conversion shall be determined on the basis of the total number of shares of Class B common stock the holder is at the time converting into Class A common stock and the number of shares of Class A common stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the Fair Market Value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(e) Repurchase Rights. The Corporation shall have no right to require holders of Class A common stock to resell such Class A common stock to the Corporation. At any time after the close of the Exchange Period, with respect to any shares of Class B common stock which have not been converted into share(s) of Class A common stock, the Corporation shall have the right (but not the obligation) to purchase such shares of Class B common stock, or any portion thereof, and the holder of such shares of Class B common stock shall be obligated to sell such shares to the Corporation, free and clear of any liens or encumbrances, for a cash purchase price equal to the aggregate Net Share Value of such shares of Class B common stock as of the repurchase date specified in writing by the Corporation.

(f) Unissued Shares of common stock. Authorized but unissued shares of common stock will be available for future issuance by the Board of Directors without stockholder approval.

(g) Other Rights. No holder of shares of common stock shall be entitled to preemptive or subscription rights solely by virtue of owning shares of common stock.

(h) Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class A common stock, then the outstanding shares of Class B common stock will be subdivided or combined in the same proportion and manner.  If the Corporation in any manner subdivides or combines the outstanding shares of Class B common stock, then the outstanding shares of Class A common stock will be subdivided or combined in the same proportion and manner.

(i) Equal Status. Except as expressly set forth in this Article IV, Class B common stock shall have the same rights and powers as, rank equally with, share ratably with and be identical in all respects and as to all matters as to Class A common stock.

Section 4.3. Preferred Stock. The Board of Directors, without stockholder approval, is hereby expressly authorized to provide, by resolution or resolutions from time to time, for the issuance, out of the authorized but unissued shares of preferred stock, of all or any of the shares of preferred stock in one or more series, and to establish the number of shares constituting, or the designation of, such series, and to determine the powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such series of preferred stock. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following: dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and any other limitations and restrictions thereof. The shares of common stock shall be subject to the express terms of the shares of preferred stock and any series thereof.

Section 4.4. Registered Owners. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

Section 5.1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.2. Composition.

(a)          Subject to the terms of any series of preferred stock entitled separately to elect directors, the Board of Directors shall consist of not less than five members nor more than such number as may be determined by the Board of Directors from time to time, with the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

(b)          The Board of Directors shall be classified into three classes, designated class I, class II, and class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as class I directors shall serve for a term ending on the date of the first annual meeting following the effective date of this Certificate of Incorporation (the “Effective Date”), directors initially designated as class II directors shall serve for a term ending on the second annual meeting following the Effective Date, and directors initially designated as class III directors shall serve for a term ending on the date of the third annual meeting following the Effective Date.

(c)          In the event of any change in the number of directors, the Board of Directors shall apportion any increase or decrease among such classes as shall maintain the number of directors in each class, as nearly equal as possible.  In no event will a decrease in the number of directors shorten the term of any incumbent director.

(d)          Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal and for a term that shall coincide with the term of the class to which such director shall have been elected.

(e)          There shall be no cumulative voting in the election of directors.

Section 5.3. Initial Directors. The names, class and mailing addresses of the persons who are to serve initially as directors are:

Name	Class	Address
Peter Beetham, Ph.D.	III	6455 Nancy Ridge Drive, San Diego, California 92121
Mark Finn	I	6455 Nancy Ridge Drive, San Diego, California 92121
Jean-Pierre Lehmann	I	6455 Nancy Ridge Drive, San Diego, California 92121
Eugene Linden	II	6455 Nancy Ridge Drive, San Diego, California 92121
Mark Lu	II	6455 Nancy Ridge Drive, San Diego, California 92121
Alain Pompidou, Ph.D.	III	6455 Nancy Ridge Drive, San Diego, California 92121
Gerhard Prante, Ph.D.	III	6455 Nancy Ridge Drive, San Diego, California 92121
Rory Riggs	I	6455 Nancy Ridge Drive, San Diego, California 92121
Sam Samad	I	6455 Nancy Ridge Drive, San Diego, California 92121
Keith Walker, Ph.D.	II	6455 Nancy Ridge Drive, San Diego, California 92121

Section 5.4. Removal.  No directors may be removed from office, except for cause and then only by the affirmative vote of the holders of at least 66 2⁄3% of the then outstanding common stock entitled to vote in the election of directors, voting together as a single class.

Section 5.5. Vacancies. Any vacancy on the Board of Directors resulting from death, resignation, removal or otherwise and any vacancy resulting from an increase in the size of the Board of Directors shall, except as otherwise required by law, be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Section 5.6. Special Rights of Preferred Stock.  Notwithstanding the foregoing, whenever the holders of one or more series of preferred stock shall have the right, voting separately as a series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.3 applicable thereto, and such directors so elected shall not be subject to the provisions of this Article V unless otherwise provided therein.

ARTICLE VI
STOCKHOLDERS

Section 6.1. No Action by Written Consent. Subject to the rights of the holders of any outstanding preferred stock, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be taken only by a vote of the stockholders at an annual or special meeting of stockholders, duly noticed and called in accordance with the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation. Stockholders may not take any action by written consent without a meeting.  This Section 6.1 shall not be in effect until February 15, 2019.

Section 6.2. Special Meetings. Special meetings of stockholders may be called only by a majority of the members of the Board of Directors then in office and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Section 6.3.  Approving Change of Control Transactions.  Notwithstanding any other requirement under applicable law, prior to the tenth anniversary of the Corporation’s initial public offering of the Class A common stock on the Nasdaq Global Market, the Corporation shall not consummate a Change of Control Transaction without first obtaining the affirmative approval of the holders of at least 66 2⁄3% of the then outstanding common stock entitled to vote in the election of directors, voting together as a single class.

For purposes of this Section 6.3, a “Change of Control Transaction” means (a) the merger, consolidation or amalgamation of the Corporation with or into any other entity, other than a merger, consolidation or amalgamation that would result in the common stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger, consolidation or amalgamation or (b) the sale, transfer or other disposition (other than licenses that do not constitute an effective disposition of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, and the grant of security interests) by the Corporation of all or substantially all of the Corporation’s assets.

ARTICLE VII
LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Section 7.1. Limitation of Liability. To the full extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation or for any breach of a fiduciary duty as a director. Any repeal or modification of this Article VII will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

Section 7.2. Indemnification.

(a)          Each person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer, is or was serving at the Corporation’s request as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect.  The Corporation will advance expenses paid or incurred by a director, or that such director determines are reasonably likely to be paid or incurred by such director, in advance of the final disposition of any action, suit, or proceeding upon request by such director. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VII.  Any repeal or modification of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

(b) The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such other officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

Section 7.3. Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

Section 7.4. Non-Exclusive Rights.  The rights and authority conferred in this Article VII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

ARTICLE VIII
AMENDMENTS

Section 8.1. Amendments to the Bylaws.

(a)          In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors shall have the power, without stockholder approval, to adopt, alter, amend, change or repeal the bylaws of the Corporation by the affirmative vote of a majority of the directors then in office, subject to any limitation set forth in the bylaws. The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

(b)          The stockholders may adopt, amend or repeal the bylaws (i) except as otherwise provided in clause (ii), with the affirmative vote of at least 66 2⁄3% of the then outstanding common stock entitled to vote in the election of directors, voting together as a single class, or (ii) if the Board of Directors has recommended that the stockholders adopt, amend or repeal the bylaws, with the affirmative vote of at least a majority of the then outstanding common stock entitled to vote in the election of directors, voting together as a single class.

Section 8.2. Amendments to the Certificate of Incorporation.

(a)          The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

(b)          Any amendment of this Certificate of Incorporation must (i) first be approved by a majority of the directors then in office, and (ii) if required by law or this Certificate of Incorporation, thereafter be approved by the holders of a majority of the then outstanding common stock entitled to vote in the election of directors, voting together as a single class, and the holders of a majority of the then outstanding common stock of each class entitled to vote thereon as a class.

(c)          Notwithstanding the foregoing, the provisions set forth in Articles V, VI, VII and VIII may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, unless such action is approved by the affirmative vote of the holders of at least 66 2⁄3% of the then outstanding common stock entitled to vote in the election of directors, voting together as a single class.

ARTICLE IX
INCORPORATOR

Section 9.1. Incorporator. The name and mailing address of the incorporator is James Hinrichs, 6455 Nancy Ridge Drive, San Diego, California 92121.

[Signature page follows.]

IN WITNESS WHEREOF, I the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make and file this Certificate of Incorporation this                 day of                , 2019.

By:
James Hinrichs
Sole Incorporator

[Signature page to Certificate of Incorporation]